Exhibit 2.1

Agreement

Drawn up and signed in Ramat Gan on the 6th day of the Month of February, 2005

Between:	D. Medical Industries Ltd.
Public Company No. 520041955
8 Hamenofim St., Herzliya Pituach.
(Hereinafter: “The Investor”)
The Party of the First Part;

And between:	Nili Med Ltd.
Private Company No. 513229808
Matak, 30 Science Industry Center,
P. O. Box 15054, Haifa 31905
(Hereinafter: “The Company”)
The Party of the Second Part;

And between:	Mr. Avraham Shekalim, I. D. No. 016314312
I. D. No. 016314312
24 Hashoshanim St., Nesher
(Hereinafter: “Mr. Shekalim”)
The Party of the Third Part;

Whereas	The Company is a private Company registered in Israel and bearing Registration No. 513229808;

And whereas	The Company is a company that deals with the development of a multi use insulin pump and a disposable insulin pump;

And whereas	The Investor is interested in purchasing shares in the Company by means of an issuance of shares in the Company;

And whereas	The Company is interested in issuing to the Investor, shares in the Company, all as detailed in this agreement below.

Therefore, the Parties Declare, Condition and Agree as Follows:

1.	Preamble and Interpretation

1.1	The preamble to this agreement constitutes an inseparable part of this agreement and will be read as one entity together with all its clauses.

1.2	The headings of the clauses in this agreement are for convenience only and they do not have, nor will they be given any weight for purposes of interpretation.

1.3	No change, addition or detraction to this agreement will be valid after the date of the signing thereof unless the change is made in writing and signed by both parties.

1.4	None of the terms and conditions and instructions included in this agreement derogate from any other term and condition or any other instruction in this agreement or / but rather add to it, unless stipulated otherwise in this agreement.

1.5	Any instruction and / or expression in the singular will also include the plural and vice versa, and instruction and / or expression in the feminine gender will also include the masculine gender and vice versa, and a reference to an individual person will also include a corporation, and vice versa.

1.6	Every appendix attached to this agreement constitutes an inseparable part thereof.

2.	Declarations of the Company

The Company hereby declares, confirms and undertakes, at the time of the signing of this agreement, as follows:

2.1	The Company is a limited share private company registered in Israel. The Registration number of the Company in the books of the Registrar of Companies is 513229808.

2.2	The Company was duly registered and is fit to conduct its business as is currently conducted and to sign this agreement and to carry out all the activities obligated therefrom.

2.3	The signing of this agreement does not constitute a breach of the Articles of Incorporation of the Company and, to the best of its knowledge, it does not violate any directive of the law or agreement or qualified authority.

2.4	The General Assembly of the shareholders of the Company approves the transaction detailed in this agreement by means of a written resolution by all the shareholders of the Company prior to the completion of this agreement. A copy of the resolution by the shareholders as aforesaid, is attached to this agreement as an inseparable part thereof and marked as Appendix 2.4.

2.5	The members of the Board of Directors of the Company, as at the date of the signing of this agreement, are: Messrs. Avraham Shekalim, Tzvi Rubinstein, Dr. Jacques Tofef and Zohar Gendler.

2.6

The Company was duly registered in accordance with the Companies Law, 5759 – 1999 (hereinafter: “The Companies Law”) and its registration is fully valid at the date of the signing of this agreement. Furthermore, the Company has not received, from the Registrar of

Companies, as at the date of the signing of this agreement, any notification that it is about to be struck off. The Company is unaware of the fact that, at the date of the signing of this agreement, any processes of liquidation against the Company or processes for the receivership of its assets are being conducted, and no notification of the intention to initiate processes as stated, have been received.

The Share Capital of the Company

2.7	The registered share capital of the Company is NIS 35,000 divided into 3,500,000 shares of NIS 0.01 nominal value each and the issued and paid up share capital of the Company is as detailed in the capitalization table, attached as Appendix 2.7 to this agreement.

2.8	Besides the issuance of the shares as detailed in clause 2.7 above, the Company has not undertaken to issue, to transfer or to sell, to any individual person or corporation whatsoever, shares and/or options and/or convertible bonds and/or convertible securities whatsoever to any individual person or corporation whatsoever and has not received any payment whatsoever on account of such issuances as stated.

2.9	The Company has not declared a dividend that has not been distributed and neither has any decision been taken regarding the distribution of bonus shares that have not been distributed.

Financial Affairs

2.10	The Company’s balance sheet, as at December 31, 2003, and the trial balance of the Company as at January 25, 2005, are attached to this agreement, and marked as Appendix 2.10.

2.11	The list of the Company’s obligations to third parties is as detailed in Appendix 2.11 to this agreement.

Subject to the fact that the closing date will not be postponed after February 6, 2005, the Company undertakes to organize, by the closing date, its obligations to third parties, in such a manner that, at the closing date, the balance of the obligations of the Company to third parties will be as detailed in Appendix 2.11.

2.12	The Company declares that besides the list of obligations of the Company detailed in clause 2.11 above, the Company does not have any other obligations of any type or kind whatsoever.

Employees

2.12	The Company employs 4 workers, as detailed in the list in Appendix 2.12 to this agreement.

2.13	The Company declares that, with the exception of that stated in the next paragraph in this clause, it has fulfilled all its undertaking to the former employees of the Company, Messrs. Yishai ben David and David Vita and that Messrs. Yishai ben David and David Vita do not have, to the best of the Company’s knowledge, any claim and/or demand of the Company.

In spite of the above stated, the Company declares and confirms that it undertook to grant Messrs. Yishai ben David and David Vita 2,618 options, convertible to ordinary shares of the Company of NIS 0.01 nominal value, of which 1,525 options to David Vita and 1,093 to Mr. Yishai ben David.

2.14	In addition to that stated above, the Company granted Prof. Moshe Philip, an employee of the Company, options to purchase 3,280 ordinary shares in the Company, for their nominal value only, and this in the case that Prof. Philip will continue working in the Company up to May 31, 2006, all in accordance with the terms of his employment agreement, a copy of which has been submitted to the Investor within the framework of the due diligence examination it performed on the Company.

2.15	Besides the undertaking of the Company to issue options to the Company employees and to former employees of the Company, as detailed in clauses 2.13 and 2.14 above, the Company has no other obligations, whatsoever, to issue options to the Company employees and/or to former Company employees, as detailed in the capitalization table of the Company, in Appendix 2.15 to this agreement.

Intellectual Property

2.16	The Company declares that subject to that agreement between the Company and Mr. Shekalim, of , with respect to the application for Israeli Patent no. 162761, a copy of which is attached as Appendix 2.16A, it is the owner of the intellectual property as detailed in the letter from Dr. Mark Freidman, Patent Attorneys Office, of November 28, 2004, and which is attached as Appendix 2.16B to this agreement.

2.17	The Company declares that it is the owner of the rights in Patent no. 6,736,796 and that, to the best of the Company’s knowledge, no third party, including Avrica Technologies Ltd. and/or anyone acting of behalf of Avrica Technologies Ltd., has any claim and/or demand with respect to Patent no. 6,736,796.

2.18	The Company is not aware of the fact that applications for the registration of a patent submitted by the Company violates the rights of any third parties whatsoever, and also, in accordance with an examination carried out by the Company and/or anyone acting on its behalf, the applications for the registration of patents that were submitted by the Company, do not violate rights of any third parties.

Investment Agreements

2.19	The details of the investment agreements and/or convertible capital notes and/or the undertaking on the part of the Company to investors, of any kind and/or type whatsoever, into which the Company entered with third parties, are as detailed in Appendix 2.19 to this agreement (hereinafter: “The Investment Agreements”).

2.20	The Company declares that the investors detailed in the investment agreements have realized all their rights to convert the convertible capital notes into Company shares and that the Company fulfilled all the instructions of investment agreements and does not owe anything, to any third party whatsoever, with respect to investment agreements. An authorization from the investors that are detailed in appendix 2.19, that they have realized their full rights in accordance with the investment agreements signed with them, is attached to this agreement and marked as Appendix 2.10.

Liens

2.21	The Company declares that at the time of the drawing up of this agreement, there is no lien whatsoever against the rights of the Company.

2.22	In addition, the Company declares that it did not undertake, to any third party whatsoever, to lien any of its rights.

Miscellaneous

2.23	With the exception of the authorization of the Chief Scientist, if any change requires the authorization of the Chief Scientist, there is nothing preventing and Company did not undertake any undertaking that prevents the Company from changing its activities.

2.24	To the best of the Company’s knowledge, it operates and conducts its business in accordance with the law and in accordance with the directives of the qualified authorities and holds all the licenses and the permits required by law to conduct its business. It would be prudent to state that the manufacture and marketing of the products developed by the Company require regulatory approval in accordance with laws of any country in which this activity is carried out.

2.25	The Company operated within the framework of the Technological Incubator of the Technion, and obtained assistance from the Chief Scientist. The transaction does not contradict the agreements signed by the Company with the Incubator and with the Chief Scientist and, subject to that stated in Clause 3.4 below, the Company will act to produce the consent of the Incubator and the consent of the Chief Scientist to the transaction. The agreements signed by the Company or its founders with the Incubator are attached to this agreement, and marked as Appendix 2.25.

3.	Declaration by the Investor

The Investor hereby declares, confirms and undertakes, at the date of the signing of this agreement, as follows:

3.1	The Investor declares that entering into this agreement does not violate any law or the rights of any third party whatsoever.

3.2	The Investor is a professional Investor that understands and is experienced in venture capital investments in general and in medical equipment in particular.

3.3	The Investor has carried out its own examinations.

3.4	The Investor is aware of the fact that the Company is a start up Company at the development stage and the Investor is aware of the risks involved in the investment in accordance with this agreement.

3.5	The Investor will sign the form of the Chief Scientist regarding obligation to the R & D Law, insofar as required.

3.6	That it is aware of the fact that the Company was founded and operates as a member of the Technion Incubator Project for entrepreneurs which operated in accordance with the directives of the Director General of the Ministry of Industry, Trade and Employment number 8.2 and therefore is subject to the directives of the Encouragement of R & D in Industry Law, 5744 – 1984, to the regulations, ordinances and orders issued, and which will be issued in accordance with which, including the payment of royalties to the State of Israel and also the Company is subject to the instructions of the Chief Scientist of the Ministry of Industry, Trade and Employment.

3.7	The Investor is a public Company the shares of which are traded on the Tel Aviv Stock exchange within the framework of the Maintenance List, (hereinafter: “The Stock Exchange”) and, with the exception thereof, no action has been taken to delist the shares of the Investor from trading on the Stock Exchange.

3.8	For purposes of the issuance of options to Mr. Shekalim and the providing of options for the exchange of shares in the Company, a report for a private placement is required, as well as the authorization of the Securities Authority, the approval of the Board of Directors of the Investor, the approval of the General Assembly of the shareholders in the Investor and the authorization of the Stock Exchange.

3.9	The Investor is not aware of an investigation being conducted by any authority whatsoever, including the Securities Authority, (hereinafter: “The Authority”), against the Investor or any of its managers or shareholders.

3.10	That at this point in time, the registered capital of the Investor contains a sufficient amount of shares required for the realization of all the options in full as stated in clauses 5 and 6 in this agreement, including all their sub clauses, and that the Investor undertakes to retain a sufficient amount of its registered share capital at any time after this date for purposes of the exercise of the stated options.

3.11	The Investor declares that as at the date of the drawing up of this agreement, there is no lien whatsoever against the Investor’s rights.

3.12	The signing of this agreement does not constitute a breach of the Articles of Incorporation of the Investor, does not contradict the Articles of Incorporation of the Investor and, to the best of its knowledge, it does not violate any directive of the law or qualified authority.

3.13	The Investor has not declared a dividend that has not been distributed and neither has any decision been taken regarding the distribution of bonus shares that have not been distributed.

3.14	The Investor has received, from the Company, all the relevant documents and information required for the execution of the investment on the part of the Investor, including information with respect to and access to the Company’s technology, has carried out legal, accounting and technological examinations of its own regarding the Company and that the findings in its possession satisfy it. The Investor is aware of the fact that the Company is a start up Company and in light of the nature of start up companies, there is no certainty that the Company will succeed and/or that its products and/or its technology, that it is supposed to make use of in the future, will succeed from a commercial or other point of view. The Company did not give and, in any case, the Investor hereby waives any allegation, demand or right of claim towards the Company and / or its office bearers and/or its shareholders and/or its representatives with respect to any benefit, presentation, or undertaking on the part of the Company or anyone acting on behalf of the Company with respect to (1) the success of the Company’s technology or any product that will be based on the technology and/or the success of the Company and/or its ability to commercialize its products or the Company; and/or (2) the ability of the Company to develop the Company’s technology or products based on the technology as stated, as a result of the products that will be developed being free of any rights whatsoever, including intellectual property rights of any third party whatsoever, and/or (3) the non compliance of the technology of any of the Company’s products for purposes of obtaining regulatory authorization of any kind whatsoever, for any Authority whatsoever, for purposes of the manufacture, use, marketing or sales of the product or service as stated. There is nothing in the above stated to reduce the Company’s declaration that it is not aware of any claim whatsoever on the part of a third party in accordance with which the intellectual property in the possession of the Company violates its rights.

For the avoidance of doubt, it is clarified that stated in this clause is subject to the Company’s representations in this agreement and to the appendices of the agreement.

4.	The Transaction

4.1	The Company will issue to the Investor, on closing date, 275,135 ordinary shares of the Company, which will constitute 70% of the share capital of the Company, on a fully diluted basis, after the issuance (“The Shares”).

“The closing date” – the date upon which the first payment totaling $500,000 will be transferred to the Company and, in any case, no later than February 15, 2005, or receipt of the authorizations of this agreement and the execution of all the obligations on the part of the Investor in accordance with that stated in clause 8 below, the later of the two.

4.2	In consideration for the issuance of The Shares, and against the issuance of all The Shares, the Investor undertakes to transfer, to the Company, the amounts detailed below:

4.2.1	A total of 1,000,000 (one million) US dollars will be invested in the Company, in two installments, as detailed below:

$500,000 at the closing date

$500,000 within 7 days of the completion of the manufacture of 10 identical prototypes of multi use pumps, which comply with the basic requirements of an insulin pump, and the results of the tests that confirm the compliance with the basic requirements, as stated, will be verified by an external laboratory, and this, within six months of the closing date. The authorization from the external laboratory of the results will constitute compliance with this milestone. Should the Company not achieve this milestone, then the Investor will have the right to decide whether to continue transferring money to the Company, or not, and this within 30 days from the date which the Company should have achieved the milestone.

4.2.2	An additional amount of 500,000 (five hundred thousand) US dollars, will be invested in the Company within 7 days of the date that the Company completed a significant transaction.

In the matter of this clause, “a significant transaction” is a transaction in which the Company will accomplish a strategic partnership with an international body, or alternatively, the completion of the development of a prototype of a disposable pump, that includes an semi minimized PC board and all the functions required in the pump, operate in a successful manner in the Company’s laboratory.

Also, at this stage, the Company will be in possession of an estimate of the final costs of the manufacture of the pump.

All that stated above in this clause 4.2.2, within 10 months of the closing date.

Should the Company not achieve this milestone, then the Investor will have the right to decide whether to continue transferring money to the Company, or not, and this within 30 days from the date which the Company should have achieved the milestone.

4.2.3	Without derogating from the obligations of the Investor in accordance with this agreement, including to invest the full amount of the investment as detailed above, in accordance with the milestones laid down above, and without that stated below be considered as a consent to the non investment of the full investment amount in accordance with the terms and conditions of this agreement, and subject to the milestones laid out above, is its agreed that should the Investor not transfer any one of the amounts detailed in clauses 4.2.1 and 4.2.2 above, or any part thereof, at the dates determined to this end in this agreement, for any reason whatsoever, then the Investor will return, to the Company, the relative portion of the shares with respect to which the Investor will not the relevant payment/s to the Company, in such a manner that the rate of holding of the Investor in the Company will be at a rate equal to the ratio between the Investor’s investment in the Company and the total of $1,500,000, multiplied by 0.7. Should there be a future investment in the Company, then the rate of the holding on the part of the Investor in the Company will be adjusted as will be agreed between the Company, the Investor and the potential investor.

To guarantee the upholding of the obligations of the investment as stated, the Investor will deposit, in trust with Attorney Victor Tshuva (hereinafter: “The Trustee”), at the closing date, 3 share transfer deeds, signed by the Investor, without a stipulation of the number of shares and noting the transferee will be the Company. (hereinafter: “The Share Deeds”).

Should the Investor not transfer part of the amounts detailed in clauses 4.2.1 and 4.2.2 above, at the dates determined for this in this agreement and, as a result thereof, one of the shareholders in the Company will approach the Trustee, in person or through a representative, and inform the Trustee that the Investor did not transfer the amounts detailed in clauses 4.2.1 and 4.2.2 above at the dates determined for this in this agreement, then the Trustee will approach the Investor, in writing, and inform the Investor of the intention to make use, as stated below, of the Share Deeds held by the Trustee in trusteeship.

Should the Investor not transfer the investment within 14 days, from the date of the receipt of the inquiry, as stated, from the Trustee, as long as the date for the execution of the investment has passed, the Trustee will fill in the missing details on the Share Deeds in accordance with the instructions in this clause 4.2.3 and will transfer them to the Company and will ensure to report, to the Registrar of Companies, appropriate reports in the matter of the changes as stated in the structure of the holdings in the Company.

The Investor hereby empowers the Trustee, in an irrevocable manner, to carry out that stated in this clause 4.2.3.

Should, for any reason whatsoever, Attorney Victor Tshuva be unable to serve as the Trustee in accordance with this agreement and fulfill the instructions of clause 4.2.3, the parties agree that Attorney Avi Goldsobel will replace Attorney Tshuva to all intents and purposes.

4.3	The Shares will be issued, free of any lien, mortgage, attachment, demand, claim, debt or other third party right.

4.4	The Shares will grant the holders thereof every right deriving and/or relating to the ownership of the Company, including, inter alia, the right to participate and vote in the Company’s general assembly, both regular as well as special or extraordinary, the right to participate in the distribution of dividends, bonus shares, rights etc., as well as rights of the distribution of the Company’s surplus assets, upon the liquidation thereof and all subject to and detailed in the Articles of Association of the Company.

4.5	Furthermore, The Shares will grant the holders thereof the right to participate and vote at the General Assembly at which on the agenda is the appointment of members to the Company’s Board of Directors, the termination and appointment of others in their place, and other actions with respect to the Directors, all subject to that stated and as will be stated from time to time in the founding documents of the Company.

4.6	Subject to the completion of the transaction, it is agreed that the Company’s Board of Directors will appoint the following people: Avraham Shekalim, Tzvi Rubinstein, Zohar Gendler, Meni Mor, Ze’ev Bronfeld and Eyal Shratzky, and that the appointment and termination of members of the Board of Directors will be carried out in accordance with the Company’s Articles of Association.

4.7	No later than seven days after the closing date, the Company will insure the Directors and other office holders in the Company, with appropriate insurance.

5.	Options

5.1	The Investor will issue to Mr. Shekalim options at no consideration (with the exception of the exercise price) as detailed below:

In this clause:

“Option Deeds” – the right to obtain shares of NIS 0.01 nominal value in the Investor as detailed in the Option Deeds.

“Commencement of Validity” or “The Validity of the Option” – the date and/or period during the course of which it is possible to convert the Option Deeds into shares in the Investor.

“The issued and paid up capital of the Investor at the time of the signing of this agreement” – 52,521,150 shares of NIS 0.01 nominal value.

5.1.1	Share options, as detailed below, will be granted to Mr. Shekalim:

5.1.1.1	Options convertible to 2,626,057 shares of NIS 0.01 nominal value. The stated options will be able to be realized for shares in the Investor in 8 equal batches, each of 328,257 shares in the Investor (hereinafter: “The Option Batch”). Each period of 3 months after the closing date, the next batch of options will mature and Mr. Shekalim will be entitled to realize one batch of options until, at the end of two years from the closing date, he will be entitled to exercise the last option batch in accordance with this sub clause. It is clarified that Mr. Shekalim will be entitled to exercise each option batch immediately upon its maturing as stated in this sub clause.

The provisions of the Securities Law 5728 – 1968 and the provisions of the Tel Aviv Stock Exchange Ltd., only, will apply to the issuance of the options and the shares exercisable therefrom.

Each of the Option Deeds will be valid for four years after the date of it becoming valid.

The exercise price with respect to each of the Option Deed will be – NIS 0.01 per share.

5.1.1.2	The Option Deeds will be convertible into 1,050,423 shares in the Investor.

The Option Deeds will become valid upon the completion of the manufacture of 10 identical prototypes of multi use pumps, that comply with the basic requirements of an insulin pump and the results of the tests for the compliance with the requirements as stated will be verified by an external laboratory.

The provisions of the Securities Law 5728 – 1968 and the provisions of the Tel Aviv Stock Exchange Ltd., only, will apply to the issuance of the options and the shares exercisable therefrom.

Each of the Options Deeds will be valid for four years after the date of it becoming valid.

The exercise price with respect to each of the Option Deeds will be – NIS 0.01 per share.

5.1.1.3	The Option Deeds that will be convertible into 525,211 shares in the Investor.

The Option Deeds will become valid immediately upon the obtaining of FDA (US Federal Drug Administration) approval for disposable insulin pumps or multi use insulin pumps.

The provisions of the Securities Law 5728 – 1968 and the provisions of the Tel Aviv Stock Exchange Ltd., only, will apply to the issuance of the options and the shares exercisable therefrom.

Each of the Options Deeds will be valid for four years after the date of it becoming valid.

The exercise price with respect to each of the Option Deed will be – NIS 0.01 per share.

5.1.1.4	The Option Deeds that will be convertible into 525,211 shares in the Investor.

The Option Deeds will become valid immediately upon the Company signing an obligating agreement with an international strategic partner with respect to the disposable pump.

The provisions of the Securities Law 5728 – 1968 and the provisions of the Tel Aviv Stock Exchange Ltd., only, will apply to the issuance of the options and the shares exercisable therefrom.

Each of the Options Deeds will be valid for four years after the date of it becoming valid.

The exercise price with respect to each of the Option Deed will be – NIS 0.01 per share.

5.1.2	For the avoidance of doubt, it is clarified that the issuance of the Option Deeds to Mr. Shekalim will be carried out subject to the signing, by Mr. Shekalim, on an employment agreement, in which all the terms and conditions of the employment of Mr. Shekalim in the Company will be detailed. A certified copy of the original is attached as Appendix 5.1.2 to this agreement.

It is also agreed that the issuance of the Option Deeds to Mr. Shekalim will be carried out within the framework of a detailed options plan that will be approved by the accepted organs of the Investor or the Company, in accordance with the decision of the parties up to the date of the completion of this agreement. It is agreed that the non approval of the options plan, as stated, will not derogate from the obligation of the Investor or the Company, as is appropriate, to issue, to Mr. Shekalim, the stated options in accordance with clause 5 of this agreement, and also this will not derogate from any benefit to which Mr. Shekalim is entitled in accordance with all the options as stated in any of the instructions of this agreement.

Should the Company elect to terminate the employment of Mr. Shekalim or should Mr. Shekalim resign due to a breach of his employment contract, appendix 5.1.2 to this agreement, or other tangible aggravation of the conditions of his work in the Company, as stated in Article 11 of the Severance Compensation Law, 5723 – 1963, then Mr. Shekalim will be entitled to receive 50% of the balance of the non vested Option Deeds.

Should, by the date of commencement of the validity of the Option Deeds, in accordance with this agreement, Mr. Shekalim elect to resign from his job at the Company, for any reason whatsoever that is not as detailed above, then Mr. Avraham Shekalim will not be entitled to receive the balance of the non vested Option Deeds at the date of the his departure from the Company.

5.2	The shares that will be issued to the Investor as a result of the exercise of the option in clauses 5 and 6 of this agreement will be free of any lien, mortgage, attachment, demand, claim, debt or other third party right.

5.3	No later than the closing date, the Investor will submit, to the Tax Authorities, an employee options plan, with respect to the options that will be issued to Mr. Avraham Shekalim, under capital gains course, in accordance with Article 102 of the Income Tax Regulations. A copy of the options plan is attached to this agreement as Appendix 5.3. The stated options plan will be approved at the Investors Board of Directors at the time of the approval of this agreement.

5.4	For the avoidance of doubt, it is clarified that, in the case that the Investor will elect to carry out a deletion and/or capital consolidation and/or capital split, then the number of shares stipulated in each of the Options Deeds detailed above will change in accordance with the change in the Company’s capital structure. Furthermore, the number of shares that may be converted in accordance with the options detailed in clauses 5 and 6 of this agreement, will be adjusted for any event of issuance of bonus shares, distribution, reorganization of the Investor, merger or acquisition of the Investor or of the Company, with a third party.

For the avoidance of doubt it is clarified that should the Investor elect to cancel capital, in such a manner that the issued and paid up share capital of the Investor (in numbers of shares and not in New Israeli Shekels) will be reduced by a factor of 10, then the number of shares stipulated in each of the Option Deeds will be reduced by a factor of 10 and vice versa.

6.	Payments to Shareholders in the Company

6.1	The Investor undertakes to pay the shareholders in the Company, who hold shares in the Company immediately prior to the signing of this agreement, in accordance with the rate of their holding in the Company, payments at a rate of 2% of the sales of the products of the Company up to the payment of an amount of 3,000,000 (three million) US dollars. The parties agree that the instructions of clauses 6.1 – 6.3 of this agreement will constitute “an agreement in favor of a third party”, as this term is denoted under Article 34 of the Contracts Law (General Section) 5733 – 1973 with respect to the shareholders.

6.2	The stated payments to the shareholders of the Company will be paid twice a year on July 31 and on January 31. The Company will transfer the payments to the stated shareholders by means of a bank transfer to the bank account that will be submitted to the Company by the stated shareholders.

6.3	The shareholders holding NiliMed shares at the date of the signing of this agreement, will be entitled to payments in accordance with this clause. Should the shareholders holding NiliMed shares, at the time of the signing of this agreement, transfer their shares to third parties, their right to obtain payments in accordance with this clause, will expire.

6.4	The shareholders will have the right to appoint an auditor, at their expense, who will peruse the books of account of the Company and check the matter of the payment of royalties. The auditor will be able to peruse the books of account of the Company, as stated, at the behest of all the shareholders in the Company, but in any case the auditor’s audit, as stated, will not be carried out more than twice annually.

Option

6.5	The shareholders, as defined in clause 6.1 above, will have the option, for each of the shareholders separately, to exchange up to all their shares in the Company for shares in the Investor Company in accordance with the following terms and conditions.

6.6	A shareholder will be entitled to exchange any NiliMed share for 80 shares of the Investor Company.

6.7	For the avoidance of doubt, it is clarified that the exchange of the shares will be carried out by means of an exchange of shares between the shareholders and the Investor, that is, the shareholder will transfer his shares to the Investor and the Investor will issue shares in the Investor to the shareholder.

6.8	The date upon which each of the shareholders will be entitled to announce his wish to convert will be after the Company achieves the milestone with respect to the disposable pump.

For purposes of this clause, the milestone with respect to the disposable pump is the completion of the development of a model of the disposable pump, in the final dimensions, electronics and technology and after this model has obtained FDA or CE approval.

6.9	The validity of the right to carry out the exchange of shares will be for a period of six months after the right becoming valid, as agreed in clause 6.7 above.

6.10	The Investor will obtain the approval of the Stock Exchange to register the shares of the Investor that will be issued as a result of the exercise of the options, by the shareholders as defined in clause 6.1 above, and the Investor will also submit an immediate report in the matter of an extraordinary private placement and will act to obtain the approval of the Securities Authority, the Tel Aviv Stock Exchange Ltd., the Board of Directors of the Investor and the General Assembly of the shareholders in the Investor. The authorizations, as stated, will only be obtained after 12 months from the date of the signing of this agreement and up to 14 months from the date of the signing of this agreement.

6.11	Should the Company not approve the exchange of shares as detailed in this clause, then the Company undertakes to pay, to the shareholders, the average value of the shares of the Investor, as an agreed upon compensation, at the date of the exchange.

7.	Management Fees

7.1	Upon the commencement of the sales in the Company, the Investor will be entitled to management fees of a rate of 2% of the sales turnover in the Company.

8.	Taxes

8.1	The Investor and the Company will bear the stamp duty applicable to this agreement, in equal shares.

8.2	Each party will bear the cost of the taxes applicable to it as a result of the execution of the issuance and/or the exercise of the Option Deeds in accordance with this agreement.

9.	Condition Precedent

This agreement will become valid upon the occurrence of all the following terms and conditions:

This agreement is subject to the approval of the Board of Directors of the Investor, which will be given no later than 14 days after the date of the signing of this agreement. In order to eliminate doubt, it is clarified that the approval by the Board of Directors of the Investor of the option detailed in clauses 6.2 – 6.7 of this agreement will be carried out after 12 months from the date of the signing of this agreement.

10.	Obtaining the Authorization of the Stock Exchange for the Issuance of Option Deeds to Mr. Shekalim

10.1	The Investor undertakes to submit an immediate report, in accordance with the Securities Regulations (private offering of securities in a registered Company), with respect to the issuance of Option Deeds to Mr. Shekalim, within 14 days from the date of the approval, by the Board of Directors of the Investor, of the option plan for Mr. Shekalim.

10.2	In order to eliminate doubt, it is clarified that, in accordance with the instructions of the Tel Aviv Stock Exchange Ltd., with respect to the rate of public holdings, it will not be possible to obtain, for a period of 6 months from the date of the signing of this agreement, authorization of the registration for trading of the shares that will be obtained within the framework of the conversion of the Option Deeds that will be issued to Mr. Shekalim.

10.3	In light of this, authorization of registration for trading on the part of the Tel Aviv Stock Exchange Ltd., with respect to the shares that will be obtained within the framework of the conversion of the Option Deeds that will be issued to Mr. Shekalim, will be given 6 months after the signing of this agreement (hereinafter: “Authorization on the part of the Tel Aviv Stock Exchange Ltd.”).

10.4	At the date of the obtaining of the authorization of the Stock Exchange, the Investor will issue to Mr. Shekalim the Option Deeds, in the first three batches as detailed in clause 5.1.1.1 above.

11.	Amendment of the Articles of Association of the Company

11.1	The Company undertakes to amend the Articles of Association of the Company in such a manner that, after the amendment of the Articles of Association of the Company, all the shares in the Company will have equal rights, to all intents and purposes, with the exception of that stated in clause 6 above and the decision taken at the General Assembly of the shareholders in the Company, will pass by a regular majority of the shareholders subject to the law.

11.2	The Articles of Association of the Company will also be amended in such a manner that each group of shareholders in the Company which together holds 15% of the issued and paid up share capital of the (including vested options) will have the right to appoint one director on its behalf.

12.	Completion of the Business Transaction

At the closing date of the transaction, the Company and the Investor will convene at the offices of the Investor and will act as detailed below:

12.1	The Company will produce, for the Investor, a trial balance that confirms that the total obligations of the Company towards third parties, is as detailed in appendix 2.11 to this agreement.

12.2	The Company will produce, for the Investor, a resolution of the assembly of the shareholders of the Company that appoints Messrs. Avraham Shekalim, Tzvi Rosenstein, Zohar Gendler, Meni Mor, Ze’ev Bronfeld and Eyal Shratzky as Directors in the Company.

12.2	The Company will produce, for the Investor, a letter of resignation from the Board of Directors of the Company from Mr. Jacques Tofef.

12.4	The Company will produce, for the Investor, an authorization of a resolution by the General Assembly of the shareholders in the Company confirming the amendment of the Article of Association of the Company in accordance with that stipulated in this agreement.

12.5	The Company will produce, for the Investor, all the appendixes detailed in this agreement and which have not yet been produced by the date of the signing of this agreement.

12.6	The Company will produce, for the Investor, a resolution by the Board of Directors that determines the signatory rights in the Company, as detailed hereinafter:

12.7	The Investor will transfer an amount of 500,000 US dollars to the Company, by means of a bank transfer to the Company’s bank account, number 610000-59 at the Technion Branch (no. 875) of Bank Leumi Leyisrael Ltd.

12.8	The Investor will produce, for the Company, and for Mr. Shekalim, the authorization of the Board of Directors of the Investor, confirming the entering into of this agreement and the execution of the obligations in accordance with which, and also the authorization of the options plan as stated in clause 5.3 above.

12.9	The Company will produce copies of insurance policies for office holders and for Directors as stipulated in clause 4.7 above, which will be signed after the closing date as stated above.

12.10	The Investor will sign the Share Deeds and hand them over to the Trustee.

13.	General

13.1	The parties undertake to act in good faith and out of mutual cooperation in order to execute the instructions of this agreement, including, to take any step, to sign any document and obtain any authorization required for the proper execution of the instructions of this agreement.

13.2	In any case of a contradiction between that stated in this agreement and that stated in the Articles of Association of the Company, the Company undertakes to convene a General Assembly in order to take a special resolution to amend the Articles of Association documents of the Company, in such a manner that the contradiction will be cancelled and the Articles of Association documents will reflect that stated in this agreement.

13.3	The Investor undertakes to insert into any future agreement that will be drawn up with respect to the control of the Company or the sale of the Investor’s holdings in the Company, the terms and conditions to which the shareholders are entitled in accordance with this agreement.

14.	Notifications

14.1	A notification that will be dispatched in accordance with the addresses of the parties detailed in the preamble to this agreement, by registered mail, will be considered as having been received by the addressee within 72 hours from the date of its dispatch. Should such a notification be handed over in person, it will be considered to have been received at the time of its handing over.

14.2	Each party will be entitled to change its address for purposes of this agreement to another address in Israel, by means of a written notification that will be dispatched to the other party at its stated address.

14.3	Any change or correction to this agreement will only be carried out in writing and will be signed by all the parties to this agreement.

14.4	There is nothing in any remedy granted to any of the parties towards the other parties to exhaust the remedies granted to a party to this agreement in accordance with the law.

14.5	This agreement replaces and cancels the Memorandum of Understanding signed between the parties on December 21, 2004, with respect to the subject of this agreement as well as any agreement, representation, undertaking, pledge, understanding, or arrangement that was in existence between the parties to this agreement.

And in witness the parties have signed at the venue and on the date

D. Medical Industries Ltd.	[rubber stamp]	Nili Med Ltd
Arit Systems Ltd.
By: ( - signature - ) ( - signature - )		( - signature - )( - signature - )

Avraham Shekalim

( - signature - )

I, the undersigned, Attorney                                 , authorize that this agreement was signed on behalf of Nili Med Ltd., by Messrs.                                  who are qualified, in accordance with the Articles of Association of the Company, to undertake on behalf of the Company.

Attorney

I, the undersigned, Attorney [handwriting] Victor Tshuva, authorize that this agreement was signed on behalf of Arit Systems Ltd., by Messrs.                                  who are qualified, in accordance with the Articles of Association of the Company [Arit], to undertake on behalf of the Company [Arit].

Attorney

Consent

I, the undersigned, Victor Tshuva, Attorney, consent to serve as Trustee in accordance with the instructions of this agreement and undertake to act in accordance therewith.

Attorney Victor Tshuva

Authorization

We, the undersigned, undertake in an irrevocable manner, to approve, at the General Assembly of the Shareholders in the Company, as shareholders, this agreement and also undertake to convene a General Assembly to authorize the options to Mr. Shekalim and the exchange of shares as stated in this agreement above and also to vote for this resolution.

Gal Erez:	Menny Mor:

Eyal Shratzki:	Ze’ev Bronfeld:	( - Signature - )

Amendment Appendix to the Agreement

Signed on February 6, 2005

Drawn up and signed via Fax on 14th day of the Month of February, 2005

Between:	D. Medical Industries Ltd.
Public Company No. 520041955
8 Hamenofim St., Herzliya Pituach.
(Hereinafter: “The Investor”)
The Party of the First Part;

And between:	Nili Med Ltd.
Private Company No. 513229808
Matak, 30 Science Industry Center,
P. O. Box 15054, Haifa 31905
(Hereinafter: “The Company”)
The Party of the Second Part;

And between:	Mr. Avraham Shekalim, I. D. No. 016314312
I. D. No. 016314312
24 Hashoshanim St., Nesher
(Hereinafter: “Mr Shekalim”)
The Party of the Third Part;

Follow is the list of amendments to the agreement

signed between the parties on February 6, 2004

1.	Clause 2.11 of the agreement: “February 6, 2005” will be replaced by “February 15, 2005”

2.	In clause 2.18, the following sentence will be deleted: “, also in accordance with an examination carried out by the Company and / or anyone acting on its behalf, the applications for the registration of patents that were submitted by the Company, do not violate rights of any third parties.”, and the following will be added: “The Company is not aware of claims by third parties against patents owned by the Company.”.

3.	In clause 5.1 to the agreement, the following: “The issued and paid up capital of the Investor at the time of the signing of this agreement” will be replaced with “The issued and paid up capital of the Investor as at December 21, 2004”.

4.	In clause 6.1, in the forth line, the following: “Clauses 6.1 – 6.3”, will be replaced with “Clauses 6.1 – 6.4”.

5.

In clause 6.3, the sentence in the second line beginning with the words: “Should the shareholders holding Nili Med shares, at the time of the signing of this agreement, transfer their shares to third parties, their right to obtain payments in accordance with this clause, will expire” will be deleted and will be replaced with the following: “Should the shareholders holding Nili Med shares, at the time of the signing of this agreement, make use of the right granted to them under clauses 6.5 – 6.11 of this agreement, their right to obtain payments in accordance with clauses 6.1 – 6.4 of this agreement, will expire. In any other case in which the shareholders holding Nili Med shares, at the time of the signing of this agreement, transfer their shares to third parties, the right to receive payments as stated in clauses 6.1 – 6.4 above will be transferred together with the shares as stated.

6.	Clause 6.11 will be amended as follows: In the second line, after the words “the average value of the shares of the Investor” the following will be inserted: “in the three days of trading prior to obtaining FDA or CE approval, as detailed in clause 6.8 above”.

7.	Clause 9 of the agreement, the following: “clauses 6.2 – 6.7” will be replaced with: “clauses 6.5 – 6.11”.

D. Medical Industries Ltd.	Nili Med Ltd.

( - signature - ) ( - signature - )

By:	By:
Avraham Shekalim

Schedules Omitted Pursuant to Item 601(b)(2) of Regulation S-K

•	Annex 2.4 – unanimous written resolution of shareholders approving the transaction.

•	Annex 2.7 – security holders and their percentage of holdings of Nilimedix Ltd. immediately prior to this agreement.

•	Annex 2.10 – financial statements of Nilimedix as of December 31, 2003 and trial balance of Nilimedix Ltd. as of January 25, 2005.

•	Annex 2.11 – list of Nilimedix Ltd.'s liabilities as of December 31, 2004.

•	Annex 2.12 – list of Nilimedix Ltd.'s employees as of the date of this agreement.

•	Annex 2.16(a) – license agreement, dated August 4, 2004, between Nilimedix Ltd. and Avraham Shkalim, which license became an assignment upon the closing of this agreement.

•	Annex 2.16(b) – letter from Nilimedix Ltd.'s patent attorney, dated November 28, 2004, specifying patent applications then pending and directly relevant to patent protection in the U.S.

•	Annex 2.19 – details of investment agreements and/or convertible capital notes and/or the undertaking on the part of Nilimedix Ltd. to investors.

•	Annex 2.20 – waiver by consent of pre-emptive and similar rights by shareholders of Nilimedix Ltd.

•	Annex 2.25 – agreements previously signed between Nilimedix Ltd. or its founders with the Technological Incubator of the Technion.

•	Annex 5.1.2 – 2005 employment agreement with Avraham Shkalim, who is no longer employed by Nilimedix Ltd.

•	Annex 5.3 – [None].